Filed under Rule 424(b)(3)
Registration Number 333-213607)

PROSPECTUS

Middlefield Banc Corp.

338,636 shares of Common Stock

This prospectus relates to the resale of up to 338,636 shares of our common stock, without par value, offered for sale from time to time by selling stockholders named in this prospectus. The selling stockholders purchased the shares from us in a private placement, and we agreed in that private placement to register the shares for resale by this prospectus. The shares may be sold at a fixed price or prices, at the prevailing market price at the time of sale, at a price related to the prevailing market price, at varying prices determined at the time of sale, or at a negotiated price or prices. Shares may be offered by the selling stockholders directly to investors or to or through underwriters, dealers, or other agents. We are not selling any shares of our common stock under this prospectus and we will not receive any of the proceeds from sale of the shares. Registration of the shares of common stock offered by this prospectus does not necessarily mean that any of the shares will be sold. The timing and amount of any sale is within the discretion of each selling stockholder. Each time the selling stockholders sell securities, specific terms of such transaction may be provided in a supplement to this prospectus, to the extent required.

Our common stock trades on the Nasdaq Capital Market under the ticker symbol “MBCN.” The last reported sale price of our stock on September 23, 2016 was $33.725.

The Middlefield Banc Corp. common stock offered hereby is not the obligation of or guaranteed or endorsed by any bank. It does not constitute a bank account or deposit. It is not federally insured or protected by the U.S. government, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other governmental agency.

Investment in Middlefield Banc Corp. common stock involves investment risks, including the possible loss of principal. Before investing in our common stock you should carefully consider the risk factors referenced on page 2 and described in our Securities and Exchange Commission filings, including our annual report on Form 10-K.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or any state securities commission or other state agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. A representation to the contrary is a criminal offense.

The date of this prospectus is September 26, 2016

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” “the Corporation,” “the Registrant” and “Middlefield” mean Middlefield Banc Corp., an Ohio corporation, and its wholly owned subsidiaries.

This prospectus is part of a resale registration statement we filed with the Securities and Exchange Commission using the shelf-registration process. The shelf-registration process allows selling stockholders to offer and sell from time to time by use of this prospectus an aggregate of up to 338,636 shares of our common stock. In some cases selling stockholders will also be required to provide a prospectus supplement containing specific information about the selling stockholders and the terms on which they are offering and selling the stock. We may add, update, or change in a prospectus supplement any information contained in this prospectus. Before making your investment decision you should carefully read this prospectus and any accompanying prospectus supplement, any post-effective amendments of the registration statement, and all documents incorporated by reference herein, together with the additional information described below under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely solely on the information contained or incorporated by reference in this prospectus and in any applicable supplement to this prospectus. We and the selling stockholders have not authorized anyone to provide you with information or make any representation different from that contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date after the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date after the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date. Our business, financial condition, results of operations, and prospects might have changed since the respective dates of this prospectus, any accompanying prospectus supplement, or any information we have incorporated by reference.

SUMMARY

This summary does not contain all of the information you should consider before investing in any securities offered by this prospectus. You should read this entire prospectus and any applicable prospectus supplement carefully, including each of the documents incorporated by reference. For instructions about how to find copies of the documents incorporated by reference, see “Where You Can Find More Information.”

Middlefield Banc Corp. is registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, having become the holding company of The Middlefield Banking Company on or about January 13, 1989. Our principal executive offices are located at 15985 East High Street, Middlefield, Ohio and our telephone number is (440) 632-1666. We conduct business primarily through our bank subsidiary: The Middlefield Banking Company, a commercial bank chartered under Ohio law in 1901.

We engage in a general commercial banking business in northeastern Ohio and in central Ohio, serving small and medium-sized businesses, professionals, small business owners, and retail customers with checking, savings, and negotiable order of withdrawal (NOW) accounts, money market accounts, time certificates of deposit, commercial loans, real estate loans, and various types of consumer loans, safe deposit facilities, and travelers’ checks. We offer online banking and bill payment services to individuals and online cash management services to business customers through websites at www.middlefieldbank.com and www.emeraldbank.com. Our business loans include operational and working capital loans, loans to finance capital purchases, term business loans, selected guaranteed or subsidized loan programs for small businesses, professional loans, and commercial mortgage loans. We also offer residential construction loans, residential mortgage loans, home equity loans for home improvement and other personal expenditures, and consumer installment loans for the purchase of vehicles and for other purposes. In northeastern Ohio we have eight bank offices: one in Orwell in Ashtabula County, one in Cortland in Trumbull County, an office in Garrettsville and an office in Mantua in Portage County, and four offices in Geauga County: two in Middlefield, one in Chardon and one in Newbury. We have a loan production office in Mentor, in Lake County. In central Ohio we have two bank offices, both in Franklin County, including one in Dublin and one in Westerville. We recently received regulatory approvals to open a bank office in Sunbury in Delaware County, a rapidly growing segment of suburban Columbus. We expect to open that office, our 11th overall and third in the Columbus area, in late 2016.

We also operate an asset resolution subsidiary, EMORECO, Inc., which maintains, manages, and holds for sale nonperforming loans as well as real estate acquired by the bank subsidiary as a result of borrower default on real-estate secured loans.

On July 28, 2016 we entered into an Agreement and Plan of Reorganization with Liberty Bank, N.A., a community bank with three banking offices and total assets of approximately $222 million on June 30, 2016. Under the agreement and subject to regulatory and stockholder approval, Liberty Bank will merge into our bank subsidiary, The Middlefield Banking Company. The total transaction value is approximately $40.0 million, with merger consideration of $19.1 million cash and approximately 515,000 shares of Middlefield Banc Corp. common stock payable to Liberty Bank stockholders, a special dividend payable by Liberty Bank before closing of approximately $3.0 million, and an additional approximately $1.1 million payable to holders of Liberty Bank’s outstanding options. We own 23,218 shares of Liberty common stock, or 2.42% of its outstanding shares. Those shares will be cancelled in the merger without consideration, but we will receive payment of the special dividend currently estimated to be $3.13 per share. Additional information about the proposed merger and a copy of the reorganization agreement are contained in our Form 8-K Current Report filed with the SEC on July 28, 2016.

RISK FACTORS

Investing in our common stock involves significant risks. If you are considering purchasing or selling our shares, you should consider (x) the risks described under the heading “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K and (y) any risks described under the heading “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q filed with the SEC after we filed our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference in this prospectus. You should also carefully consider the cautionary statements under the heading “Cautionary Note About Forward-Looking Statements.”

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements (as defined in section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934) about Middlefield Banc Corp. and subsidiaries. Information incorporated in this document by reference, future filings by Middlefield Banc Corp. on Form 10-K, Form 10-Q, and Form 8-K, and future oral and written statements by Middlefield Banc Corp. and its management may also contain forward-looking statements. Forward-looking statements include statements about anticipated operating and financial performance, such as loan originations, operating efficiencies, loan sales, charge-offs and loan loss provisions, growth opportunities, interest rates, and deposit growth. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “project,” and “plan” are intended to identify these forward-looking statements.

Forward-looking statements are based on current data and assumptions about operating and financial results, the local, regional, and national economy, and other information. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in or implied by our forward-looking statements. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include the factors we discuss immediately below, other factors discussed in our filings with the Securities and Exchange Commission, and those presented elsewhere from time to time. Many of the risks and uncertainties are beyond our control. The following factors could cause our operating and financial performance to differ materially from the plans, objectives, assumptions, expectations, estimates, and intentions expressed in forward-looking statements:

•	the strength of the United States economy in general and the strength of the local economies in which we conduct our operations; general economic conditions, either nationally or regionally, may be less favorable than we expect, resulting in deterioration in the credit quality of our loan assets, among other things
•	the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest-rate policies of the Federal Reserve Board
•	inflation, interest rate, market, and monetary fluctuations
•	the development and acceptance of new products and services of Middlefield Banc Corp. and subsidiaries and the perceived overall value of these products and services by users, including the features, pricing, and quality compared to competitors’ products and services
•	the willingness of users to substitute our products and services for those of competitors

•	the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities, and insurance)
•	changes in consumer spending and saving habits

Forward-looking statements are based on our beliefs, plans, objectives, goals, assumptions, expectations, estimates, and intentions as of the date the statements are made. You should exercise caution because we cannot give any assurance that our beliefs, plans, objectives, goals, assumptions, expectations, estimates, and intentions will be realized. We disclaim any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

USE OF PROCEEDS

The selling stockholders identified in this prospectus will receive the proceeds from the sale of shares offered by this prospectus. We will receive none.

PLAN OF DISTRIBUTION

The 338,636 shares of our common stock offered by this prospectus were issued to the selling stockholders in a private placement exempt from the registration requirements of the Securities Act of 1933. As part of the sale we agreed to register the shares for resale under the Securities Act of 1933. This prospectus is part of the registration statement we filed with the SEC to enable resale of the shares by selling stockholders. We also agreed to maintain the effectiveness of the registration statement of which this prospectus is a part.

Selling stockholders may use this prospectus to offer and sell the shares from time to time, but we cannot assure you selling stockholders will sell any of the shares offered hereby. Selling stockholders may offer the shares for sale through brokers, dealers, or agents. Brokers, dealers, or agents may receive compensation in the form of discounts, concessions, or commissions from selling stockholders or from purchasers of shares. Shares may be sold on any national securities exchange or quotation service on which the shares are listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions, or otherwise. Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. If required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Selling stockholders may use any one or more of the following methods for the offer and sale of the shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers
•	block trades in which the broker-dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account
•	an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the securities may be listed at the time of sale
•	privately negotiated transactions
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share
•	through the writing or settlement of options or other hedging transactions, regardless of whether the options are listed on an options exchange
•	one or more underwritten offerings on a firm-commitment or best-efforts basis
•	sales made in reliance on the SEC’s Rule 144
•	sales that are otherwise exempt by section 4 of the Securities Act of 1933 from registration under that statute
•	a combination of methods of sale
•	any other method permitted by applicable law

Selling stockholders may engage broker-dealers to participate in sales. A broker-dealer engaged by selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Commissions and discounts may exceed those customary in the types of transactions involved, if permitted by applicable law. A broker-dealer or agent participating in the distribution of the shares may be deemed an underwriter within the meaning of section 2(a)(11) of the Securities Act of 1933. Commissions paid to or any discounts or concessions allowed to a broker-dealer or agent and any profit on resale of shares purchased by the broker-dealer or agent may be deemed underwriting commissions or discounts under the Securities Act of 1933.

Selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of shares of common stock to hedge the positions they assume. Selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in the short sale (provided the short sale is entered into after the effective date of the registration statement of which this prospectus is a part). Selling stockholders may also loan or pledge shares of common stock to broker-dealers, which may in turn sell the shares. Selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or create one or more derivative securities requiring the delivery to the broker-dealer or other financial institution of shares offered by this prospectus. As discussed below, any broker-dealers or agents deemed to be underwriters may not sell shares offered under this prospectus unless and until we disclose the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

Selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock. If a selling stockholder defaults in performance of secured obligations, pledgees or secured parties may be permitted to offer and sell shares of common stock from time to time under a supplement or amendment to this prospectus that lists the pledgee, transferee, or other successors in interest as selling stockholder. Selling stockholders also may transfer and donate shares in other circumstances, in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Selling stockholders and other persons participating in the sale or distribution of the securities are responsible for complying with the anti-manipulation provisions and other applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including the SEC’s Regulation M. Regulation M could have an impact on the timing of purchases and sales of securities offered by this prospectus. Anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to activities of selling stockholders and affiliates of the selling stockholders. These restrictions could affect the marketability of securities and the ability of any person or entity to engage in market-making activities for securities.

If we are notified in writing by selling stockholders that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, in accordance with SEC Rule 424(b) under the Securities Act of 1933. The supplement will disclose (1) the name of the participating broker-dealer(s), (2) the number of shares involved, (3) the price at which shares were sold, (4) the commissions paid or discounts or concessions allowed to the broker-dealer(s), if applicable, (5) that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (6) other facts material to the transaction.

Under the securities laws of some states, shares of common stock offered by this prospectus may be sold solely through brokers or dealers registered or licensed in those states. In addition, in some states shares may not be sold unless the shares are registered or qualified for sale in those states or unless an exemption from registration or qualification is available and the shares and the manner of their sale are in compliance with the exemption.

We will receive none of the proceeds from sales by selling stockholders. We are bearing all fees and expenses for the registration, including SEC filing fees and expenses of compliance with state securities or blue sky laws, but we are not responsible for discounts, selling commissions, stock transfer taxes, and fees and disbursements of counsel for the selling stockholders.

SELLING STOCKHOLDERS

The stockholders identified in the table to follow may from time to time offer and sell any or all of the shares shown in the column captioned “Number of shares offered by this prospectus.” The stockholders acquired the shares shown in that column directly from us at $33 per share in a private placement that began on May 2, 2016 and ended on June 30, 2016. Exempt from registration with the SEC by Regulation D Rule 506, the private placement involved offers and sales to accredited investors only, without the use of a general solicitation or general advertising. Additional information about the private placement is contained in our Form 8-K Current Reports filed with the SEC on May 6, 2016 and May 26, 2016.

Of the shares shown in the column captioned “Number of shares offered by this prospectus,” the stockholders identified in the table may at any time and from time to time offer and sell by this prospectus any or all of the shares in any type of transaction described in “Plan of Distribution.” We do not know when or in what amounts they will sell their shares. The stockholders could choose not to sell any shares. Although the stockholders identified in the table could choose to sell all, none, or only a portion of the shares shown in the table, we refer to them in this prospectus as selling stockholders and for purposes of the tabular presentation we are assuming that they will sell all of the shares acquired in the private placement. Each selling stockholder has requested that all shares acquired in the private placement be registered for resale by this prospectus. None of the selling stockholders has or in the past three years had any position, office, or other material relationship with us.

Shares acquired directly from an issuer in a private transaction are considered restricted securities under federal securities laws, and as such generally must be held by the purchaser for at least six months before being resold. However, resales registered with the SEC may be carried out before six months elapse. We therefore agreed when we sold the shares in the private placement to register the shares for resale by this prospectus. We did not agree to register for resale any other shares owned by any of the stockholders, and none of those other shares may be offered or sold by this prospectus.

Information about selling stockholders’ beneficial ownership has been furnished to us by each of the selling stockholders. Except as may be stated by footnote and subject to community property laws where applicable, to our knowledge the persons named in the table have sole voting and investment power over the shares. To the best of our knowledge none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

By offering shares using this prospectus selling stockholders and any brokers, dealers, or agents participating in the distribution of shares may be deemed underwriters, as that term is used in the Securities Act of 1933. Please refer to the caption “Plan of Distribution” for additional information.

Name of selling stockholder	Number of shares beneficially owned before the offering		Shares owned as a percent of shares outstanding (1)	Number of shares offered by this prospectus	Percentage ownership if all shares offered are sold (1)
William L. Applebee Personal Trust	5,000		0.22%	5,000	0.00%
Daniel B. Boyer, Jr. Revocable Trust	1,000		0.04%	1,000	0.00%
Daniel B. Boyer, III	1,000		0.04%	1,000	0.00%
Edward Diamond	3,000		0.13%	3,000	0.00%
William J. Downes	10,000		0.45%	10,000	0.00%
Intrinsic Edge Capture, LP	3,000		0.13%	3,000	0.00%
Jannotta Exempt Family Trust	3,000		0.13%	3,000	0.00%
Thomas H. Lagos	7,000		0.31%	7,000	0.00%
John Nadas	1,200		0.05%	1,200	0.00%
Bruce Sacerdote	1,515		0.07%	1,515	0.00%
Richard H. Thut	90,909		4.05%	90,909	0.00%
Ashland Highland Investment Co., Ltd.	60,606		2.70%	60,606	0.00%
Commerce Street Keefe Venture Fund III, LP	75,800		3.37%	75,800	0.00%
James Bauman	3,000	(2)	0.13%	3,000	0.00%
John Devine	5,000	(2)	0.22%	5,000	0.00%
Carl Trimble	2,000	(2)	0.09%	2,000	0.00%
Financial Institutions Opportunity Fund	5,000	(2)	0.22%	5,000	0.00%
Northwest Bancshares, Inc.	60,606	(3)	2.70%	60,606	0.00%

(1)	percentages are based upon 2,246,904 shares issued and outstanding on September 13, 2016
(2)

Financial Institutions Opportunity Fund is a private equity fund managed by Milwaukee Capital, Inc. James Bauman, John Devine, and Carl Trimble are principals of Milwaukee Capital, Inc. and Financial Institutions Opportunity Fund

(3)	as a condition to our sale of shares, Northwest Bancshares, Inc. entered into a standstill agreement generally prohibiting it from seeking to place a representative on our board, to remove a board member, or to acquire a percentage of shares that would require bank regulatory approval (which generally would be required for a banking organization seeking to acquire 5.0% or more)

LEGAL MATTERS

The validity of common stock offered hereby has been passed upon for Middlefield Banc Corp. by Grady & Associates, 20220 Center Ridge Road, Suite 300, Rocky River, Ohio 44116-3501.

EXPERTS

Consolidated financial statements of Middlefield Banc Corp. appearing or incorporated by reference in the Annual Report of Middlefield Banc Corp. on Form 10-K have been audited by S.R. Snodgrass, P.C., independent certified public accountants, as set forth in their report thereon included therein, and are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to informational requirements of the Securities Exchange Act of 1934. We file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The reports, proxy statements, and other information, and the registration statement of which this prospectus is a part may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet web site that contains reports, proxy statements, information statements, and other information regarding issuers that, like Middlefield Banc Corp., file electronically with the SEC. The address of that site is http://www.sec.gov.

This prospectus is part of a Form S-3 registration statement filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement, parts of which are omitted from this prospectus in accordance with SEC rules and regulations. For more information you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete. In each instance we refer you to the copy of the exhibit document.

Our internet address is www.middlefieldbank.com. Through our web site we make available free of charge reports and documents we file with the SEC, including our Form 10-K Annual Reports, Form 10-Q Quarterly Reports, Form 8-K Current Reports, and proxy statements. The information on or accessible through our web site is not incorporated by reference in and does not constitute part of this prospectus, however.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information we file with it, which means we may disclose important information to you by referring you to the documents filed separately with the SEC. We incorporate by reference the documents listed below, except to the extent that any information contained in those documents is deemed furnished in accordance with SEC rules –

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed March 9, 2016
•	Quarterly Report on Form 10-Q for the period ended March 31, 2016, filed May 11, 2016
•	Quarterly Report on Form 10-Q for the period ended June 30, 2016, filed August 10, 2016
•	Definitive Proxy Statement on Schedule 14A for the 2016 annual meeting of stockholders, filed April 4, 2016
•	Current Reports on Form 8-K filed on January 28, 2016, February 26, 2016, March 4, 2016, March 9, 2016, April 26, 2016, May 6, 2016, May 11, 2016, May 12, 2016, May 26, 2016, July 22, 2016, July 26, 2016, July 28, 2016, and August 1, 2016
•	the description of our capital stock included under the caption “Description of Securities” in our Form 10 Registration Statement filed on April 17, 2001, as amended by Amendment No. 1 filed on June 14, 2001

•	all documents filed after the date of this prospectus and prior to termination of the offering hereunder pursuant to sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934

Any statement contained in a document incorporated or deemed to be incorporated by reference herein is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute part of this prospectus.

Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the reports or documents incorporated by reference in but not delivered with this prospectus. You may request a copy of any of these filings at no cost, by telephoning the Corporate Secretary, Kathleen M. Johnson, or the Chief Financial Officer, Donald L. Stacy, at (440) 632-1666, or by writing to them at Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062-0035.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Middlefield Banc Corp.’s regulations authorize indemnification of officers and directors, including indemnification for liabilities arising under the Securities Act of 1933. Indemnification rights set forth in the regulations and the Ohio General Corporation Law are not exclusive of any other indemnification rights to which a director or officer may be entitled under an indemnification agreement or board resolution. Under the terms of our directors’ and officers’ liability insurance policy, our directors and officers are insured against certain liabilities, including liabilities arising under the Securities Act of 1933. Lastly, we have entered into indemnification agreements with directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling Middlefield Banc Corp, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.